Exhibit 99.2

TTT Holdings, Inc.

and Subsidiaries

Financial Statements

December 31, 2012 and 2011

TTT Holdings, Inc. and Subsidiaries

Index

December 31, 2012 and 2011

Independent Auditor’s Report

To the Board of Directors of

TTT Holdings, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of TTT Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, of stockholders’ equity, and of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

PricewaterhouseCoopers, LLP, 41 South High Street, Suite 2500 Columbus, OH 43215

T: (614) 225-8700, F: (614) 224-1044, www.pwc.com/us

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TTT Holdings, Inc. and its subsidiaries at December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers, LLP

April 30, 2013

TTT Holdings, Inc. and Subsidiaries

Balance Sheets

December 31, 2012 and 2011

	2012	2011
Assets
Current assets
Cash and cash equivalents	$2,704,505	$7,535,815
Accounts receivable	65,949,428	67,580,592
Other receivables	19,021,928	18,752,064
Inventories	105,494,221	97,122,446
Prepaid expenses and other	2,355,902	5,360,165

Total current assets	195,525,984	196,351,082
Notes receivable, net of allowance for doubtful accounts of $269,420 and $273,750, respectively	130,795	224,490
Property and equipment, net	7,074,576	5,209,083
Intangible assets, net	97,087,731	106,564,611
Goodwill	44,395,930	44,140,645
Other noncurrent assets	1,291,987	1,341,741

Total assets	$345,507,003	$353,831,652

Liabilities and Stockholders’ Equity
Current liabilities
Account payable	$159,766,404	$152,797,085
Accrued liabilities	5,827,556	5,201,654
Fair value of interest rate swap	1,341,780	1,566,305
Current maturities of long-term debt	7,676,809	6,765,533

Total current liabilities	174,612,549	166,330,577
Long-term debt	83,192,672	96,868,863

Total liabilities	257,805,221	263,199,440

Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value per share; 150,000 voting and 15,000 nonvoting shares authorized, 79,895 voting shares issued and outstanding	80	80
Additional paid-in capital	88,476,868	89,383,797
Note receivable from stockholder	(775,166)	(763,199)
Accumulated earnings	—	1,614,125
Noncontrolling interest	—	397,409

Total stockholders’ equity	87,701,782	90,632,212

Total liabilities and stockholders’ equity	$345,507,003	$353,831,652

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Statement of Operations

Years Ended December 31, 2012 and 2011

	2012	2011
Net sales	$570,042,650	$356,292,982
Cost of goods sold	481,747,063	301,404,493

Gross profit	88,295,587	54,888,489
Operating expenses	79,195,149	46,868,511

Operating income	9,100,438	8,019,978
Interest expense, net	9,202,654	4,882,576

Income (loss) before income taxes	(102,216)	3,137,402
Income tax expense	182,357	141,469

Net income (loss) from continuing operations	(284,573)	2,995,933
Income from discontinued operations	—	1,899,118

Net income (loss)	(284,573)	4,895,051
Net income attributable to the noncontrolling interest	102,822	294,925

Net income (loss) attributable to TTT Holdings, Inc. stockholders	$(387,395)	$4,600,126

Amounts attributable to TTT Holdings, Inc. stockholders
Income (loss) from continuing operations	$(387,395)	$2,701,008
Income from discontinued operations	—	1,899,118

Net income (loss)	$(387,395)	$4,600,126

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Statement of Stockholders’ Equity

Years Ended December 31, 2012 and 2011

	TTT Holdings, Inc. Stockholders
				Note
			Additional	Receivable	Accumulated
	Common Stock		Paid-In	from	(Deficit)	Noncontrolling
	Shares	Amount	Capital	Stockholder	Earnings	Interest	Total
Balances at December 31, 2010	56,179	$56	$56,179,719	$(750,000)	$(1,686,092)	$102,484	$53,846,167
Net income	—	—	—	—	4,600,126	294,925	4,895,051
Interest earned on note receivable from stockholder	—	—	—	(13,199)	—	—	(13,199)
Stock based compensation	—	—	703,712	—	—	—	703,712
Dividends	—	—	—	—	(1,299,909)	—	(1,299,909)
Issuance of common stock	23,716	24	32,500,366	—	—	—	32,500,390

Balances at December 31, 2011	79,895	80	89,383,797	(763,199)	1,614,125	397,409	90,632,212
Net income (loss)	—	—	—	—	(387,395)	102,822	(284,573)
Interest earned on note receivable from stockholder	—	—	—	(11,967)	—	—	(11,967)
Stock based compensation	—	—	418,006	—	—	—	418,006
Dividends	—	—	(1,324,935)	—	(1,226,730)	(500,231)	(3,051,896)

Balances at December 31, 2012	79,895	$80	$88,476,868	$(775,166)	$—	$—	$87,701,782

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Statement of Cash Flows

Years Ended December 31, 2012 and 2011

	2012	2011
Cash flows from operating activities
Net income (loss)	$(284,573)	$4,895,051
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	11,510,415	6,698,251
Noncash stock compensation	418,006	703,712
Amortization of deferred financing costs	238,710	117,451
Amortization of discount on subordinated loan	165,816	—
Amortization of deferred rent expense	611,078	—
Unrealized (gain) loss on interest rate swap	(224,525)	825,076
Interest paid-in-kind	739,349	332,055
Interest earned on note receivable from stockholder	(11,967)	(13,199)
Gain on sale of business	—	(1,827,692)
Changes in assets and liabilities, net of acquisitions
Accounts receivable	1,631,166	(7,928,310)
Inventories	(6,938,498)	(33,658,656)
Other receivables	(269,864)	(6,784,516)
Notes receivable	93,695	97,664
Prepaid expenses and other assets	(1,247,222)	(663,376)
Accounts payable	6,937,441	30,903,075
Accrued liabilities	(81,165)	1,515,317

Net cash provided by (used in) operating activities	13,287,862	(4,788,097)

Cash flows from investing activities
Purchase of property and equipment	(3,204,868)	(2,414,669)
Proceeds from sale of business	—	4,840,861
Proceeds from (payment of) settlement from prior acquisition	4,075,010	(2,304,181)
Acquisition of business, net of cash acquired	(2,267,338)	(91,872,539)

Net cash used in investing activities	(1,397,196)	(91,750,528)

Cash flows from financing activities
Proceeds from issuance of common stock	—	25,000,390
Payment of financing costs	—	(771,261)
Distributions to stockholders	(3,051,896)	(1,299,909)
Borrowings from line of credit	234,276,642	140,328,380
Repayments on line of credit	(241,497,733)	(129,327,287)
Proceeds from long-term debt	—	61,369,868
Payments on long-term debt	(6,448,989)	(4,299,375)

Net cash (used in) provided by financing activities	(16,721,976)	91,000,806

Net decrease in cash and cash equivalents	(4,831,310)	(5,537,819)
Cash and cash equivalents at beginning of year	7,535,815	13,073,634

Cash and cash equivalents at end of year	$2,704,505	$7,535,815

Supplemental disclosure of cash flow information
Cash paid for interest	$8,316,273	$3,761,923
Noncash investing and financing activities
Issuance of common shares in conjunction with business acquisition	$—	$7,500,000
Adjustment to purchase price for business acquisition	$—	$4,075,010

The accompanying notes are an integral part of these consolidated financial statements

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

1.	Description of Business

TTT Holdings, Inc. (“Holdings”) is incorporated in Delaware as an S-Corporation. Terry’s Tire Town Holdings, Inc. (“TTT”), its wholly owned subsidiary, is incorporated in Ohio as an S-corporation. Through its operating subsidiaries, TTT’s primary operations are as a wholesale distributor of tires and accessories throughout the eastern half of the United States. During 2011, TTT formed Summit Tire Northeast, LLC (“Summit”) to acquire the assets of Summit Tire of Massachusetts, Inc., a wholesale tire distributor with operations focused in the New England area and TTT directly acquired the stock of Englewood Tire Wholesale, Inc. (“Englewood”), a wholesale tire distributor with operations focused primarily in the Greater New York, New Jersey and Connecticut area (See Note 3). TTT sold its retail division during 2011 to another automotive retail company (See Note 16).

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Holdings, TTT and each of TTT’s wholly owned subsidiaries and entities controlled by TTT but not wholly-owned (collectively the “Company”). All significant intercompany balances and transactions have been eliminated in consolidation.

Noncontrolling interests represent the portion of equity the Company does not own in the controlled entities included in the financial statements. The Company identifies its noncontrolling interests separately within the equity section on the consolidated balance sheet. The amounts of consolidated net earnings attributable to the Company and to the noncontrolling interests are presented separately on the Company’s consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant estimates include the Company’s valuation of doubtful accounts receivable, valuation of inventory reserves, valuation of goodwill, share-based compensation, the fair value of derivative instruments, the fair value of purchased assets and liabilities, including intangible assets and related useful lives assigned to such assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with an original maturity of three months or less which are not subject to withdrawal restrictions or penalties to be cash and cash equivalents. Such investments are carried at their cost, which approximates their estimated fair market value.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Concentration of Credit Risk

Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents. The majority of cash and cash equivalents at December 31, 2012 and 2011 were deposited with large banking institutions. The Company maintains cash deposits in banks which, from time to time, exceed the amount of deposit insurance available. Management periodically assesses the financial condition of the institutions and believes that any potential credit loss is minimal.

Accounts Receivable

Trade receivables represent amounts due from product sales in the ordinary course of business. Accounts receivable are recorded at the invoiced amount and do not bear interest. Credit is extended based on an evaluation of customers’ financial condition, and trade receivables are generally not collateralized.

Allowance for Doubtful Accounts

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable losses for uncollected receivables. The Company determines the allowance based on customer risk, the length of time accounts are past due, and historical write-off experience. Account balances are charged to the allowance when it is probable the receivable will not be recovered. The total adjustment to reduce accounts receivable to the recoverable amount was $2,885,703 and $3,496,273 at December 31, 2012 and 2011, respectively.

Inventories

Inventories consist of products held for resale and are valued at the lower of cost or market, with cost determined by the last-in, first-out method (“LIFO”) for tire inventory and at moving average cost for non-tire inventory. The LIFO reserve was $4,576,974 and $3,315,201 at December 31, 2012 and 2011, respectively. The composition of inventory valued at LIFO and FIFO is as follows:

	2012	2011
Inventory at LIFO (primarily tire inventory)	$101,192,482	$93,413,218
Inventory at FIFO (primarily non-tire inventory)	4,301,739	3,709,228

	$105,494,221	$97,122,446

The above balances are presented net for slow-moving and obsolete inventory of $1,101,894 and $887,022 at December 31, 2012 and 2011, respectively.

Derivative Instruments

The Company’s interest rate risk management strategy uses derivative instruments to minimize cash flow risks caused by interest rate volatility associated with the Company’s variable rate debt. At December 31, 2012 and 2011, the derivative instruments used to meet the Company’s risk management objectives were interest rate swaps. The Company chose not to apply hedge accounting for its interest rate swap agreements. Accordingly, the interest rate swaps are carried at their fair value on the consolidated balance sheet, with changes in their fair value recognized in current earnings (See Note 11).

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Deferred Financing Costs

Deferred financing costs are included in other noncurrent assets and represent the direct costs of establishing the Company’s term and revolving debt. Deferred financing costs are amortized to interest expense over the term of the related debt using the effective interest method for term commitments and the straight-line method for revolving commitments.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance, repairs and minor renewals are charged to expense as incurred. Major renewals and improvements are capitalized. The cost and accumulated depreciation of disposed assets are eliminated from the accounts and resulting gain or loss is reflected in earnings. Leasehold improvements are amortized over the shorter of the lease term or useful life of the asset. Depreciation and amortization is computed using the straight-line method over the following estimated useful lives:

Leasehold improvements	5 -25 years
Machinery and equipment	7 years
Furniture and fixtures	5 years
Vehicles	5 years
Computer software and equipment	3 years

Intangible Assets

Intangible assets consist of customer relationships and trade names. The intangible assets were determined to have finite lives. Amortization of finite-lived intangible assets is recorded to reflect the pattern of economic benefits based on projected revenues over their respective estimated useful lives. Intangible assets are amortized by the straight-line method over the estimated useful lives (customer relationships - 11 to 13 years and trade names - 3 to 18 years).

Impairment of Long-Lived Assets

The Company assesses the recoverability of property and equipment and amortizable intangible assets whenever events and circumstances indicate that the carrying value of the asset may not be recoverable from its future undiscounted cash flows. If it is determined an impairment has occurred, an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds its estimated fair value. No impairments were recorded for the year ended December 31, 2012 and 2011.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired. Goodwill is assessed at least annually for impairment and between annual tests, if events or changes in circumstances indicate potential impairment exists, using a fair value-based approach. Any such impairment is recognized in the period identified. In evaluating goodwill for impairment, the Company identifies goodwill related to each of its reporting units. The Company has determined it operates in two reporting units: wholesale and commercial. For purposes of evaluating goodwill for impairment, assets and liabilities, including goodwill, were allocated to each reporting unit on the basis of relative fair value of each unit. No impairment of goodwill was recorded in the years ended December 31, 2012 and 2011.

Revenue Recognition

Sales are recognized when products are shipped or when title transfers to customers, if later, net of estimated returns and customer discounts.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Supplier Incentives

The Company receives monthly, quarterly and annual performance rebates from suppliers based on attaining certain purchase and/or sales goals. The Company receives other rebates from suppliers which are negotiated with suppliers and are not dependent on the Company meeting minimum purchase and/or sales goals. Suppliers’ rebates are recognized ratably based on the terms of the contracts or programs with each supplier and are recorded as a reduction of cost of goods sold. Supplier rebates are classified as a reduction of inventory when the incentive is part of buying arrangement. Receivables from suppliers for rebates and incentives are included in other receivables in the consolidated balance sheet.

Shipping and Handling Costs

The Company includes in cost of goods sold the cost of tire and non-tire inventory sold. Warehousing and distribution costs, including costs associated with delivering product to customers are included in operating expenses. Total warehousing and distribution costs for the years ended December 31, 2012 and 2011 were approximately $37,992,000 and $18,170,000, respectively including approximately $14,842,000 and $8,298,000, respectively, related to shipping and handling.

Advertising Costs

Advertising costs are expensed when incurred as part of operating expenses. The Company receives reimbursements from vendors for advertising costs. Reimbursements for advertising expenditures are reported on a net basis within operating expenses. Reimbursements received in excess of the cost of advertising are reported within cost of goods sold. Net advertising costs were $180,924 and $243,436 for the years ended December 31, 2012 and 2011, respectively.

Stock-Based Compensation

The Company recognizes compensation expense for equity awards provided to employees in return for employee service. The Company issued both time vesting and performance-based stock options to certain employees. Time vesting options are measured at the fair value of the award at the grant date and are expensed on a straight-line basis over the service period. The performance-based options vest in tranches based on the Company meeting annual earnings targets and also contain a service requirement. Compensation expense for performance-based options is recorded over the relevant service period when it becomes probable that the contingent performance measures are expected to be met. Fair value is measured at the grant date and amortized on a graded vesting basis over the requisite service periods of the awards, which is generally the vesting period.

Income Taxes

There is no provision for federal and certain state income taxes in the consolidated financial statements of the Company, as an S-corporation is generally not subject to these taxes. Stockholders are individually subject to the income taxes on the Company’s results of operations and, accordingly, the Company pays distributions to the members to the extent needed to fund the stockholders’ tax obligations. Certain state and local jurisdictions do not recognize the flow-through status of an S-corporation and require minimum income tax expense. Accordingly, the Company has recognized a state and local income tax in the accompanying statement of operations for these jurisdictions.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

3.	Business Acquisitions

Summit Tire Northeast, LLC

On February 28, 2011, the Company, through its newly formed subsidiary Summit Tire Northeast, LLC, acquired substantially all of the assets of Summit Tire of Massachusetts, Inc. Summit is in the business of wholesale distribution of tires and tire accessories throughout the New England area. The intent of the acquisition was to expand into a new geographic market consistent with the Company’s long-term growth strategy.

The purchase price was $16,202,421 paid in cash. The purchase was accounted for on the acquisition method and the assets acquired and liabilities assumed have been recorded based on their respective fair values at the acquisition date. Goodwill of $2,984,208 was recorded for the excess of the purchase price over the fair value of net assets acquired. Transaction costs of $279,317 were expensed in the consolidated statement of operations for the year ended December 31, 2011.

The purchase price was allocated as follows:

Assets
Accounts receivable	$5,071,731
Other receivables	361,722
Inventories	7,895,119
Property and equipment	613,997
Intangible assets	9,350,000
Goodwill	2,984,208
Other assets	198,176

Total assets acquired	26,474,953
Total liabilities assumed	(10,272,532)

Fair value of net assets acquired	$16,202,421

Englewood Tire Wholesale, Inc.

On November 30, 2011, the Company acquired 100% of the stock of Englewood Tire Wholesale, Inc. Englewood was in the business of wholesale distribution of tires and tire accessories throughout the Greater New York, New Jersey and Connecticut areas. The intent of the acquisition was to expand into a new geographic market consistent with the Company’s long-term growth strategy.

The purchase price was $80,045,976, comprised of $7,500,000 in common shares of TTT Holdings, Inc. and $72,545,976 in cash. The Company paid $76,620,986 in 2011 but then received $4,075,010 from the seller in March 2012 as a final purchase price adjustment.

The purchase was accounted for on the acquisition method and the assets acquired and liabilities assumed have been recorded based on their respective fair values at the acquisition date. Goodwill of $25,695,425 was recorded for the excess of the purchase price over the fair value of net assets acquired. Transaction costs of $923,355 were expensed in the consolidated statement of operations for the year ended December 31, 2011.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The purchase price was allocated as follows:

Assets
Cash	$950,868
Accounts receivable	28,235,551
Other receivables	5,443,752
Inventories	26,321,184
Property and equipment	844,652
Intangible assets	48,900,000
Goodwill	25,695,425
Other assets	294,529

Total assets acquired	136,685,961
Total liabilities assumed	(56,639,985)

Fair value of net assets acquired	$80,045,976

The purchase price allocation has been retrospectively adjusted to reflect information identified during the measurement period relating to facts and circumstances present at the acquisition date. Accounts receivable was decreased by $1,422,307 to reflect additional uncollectible accounts, inventory was decreased by $262,218 to reflect additional slow-moving items and liabilities were increased $113,411 to reflect cash discounts against payables previously estimated. These adjustments resulted in additional goodwill of $1,797,936.

Kramer Tire

On May 13, 2012, the Company acquired substantially all of the assets associated with the wholesale distribution operations of two facilities located in Norfolk and Richmond, Virginia, from Monro Muffler Brake, Inc. The intent of the acquisition was to increase operations in the Mid-Atlantic market and reinforce relationships with Monro Muffler Brake, Inc.

The purchase price was $2,267,338 paid in cash. The purchase was accounted for on the acquisition method and the assets acquired and liabilities assumed have been recorded based on their respective fair values at the acquisition date. Goodwill of $255,285 was recorded for the excess of the purchase price over the fair value of net assets acquired. Transaction costs of $114,000 were expensed in the consolidated statement of operations for the year ended December 31, 2012.

The purchase price was allocated as follows:

Assets
Inventories	$1,433,277
Intangible assets	656,088
Goodwill	255,285
Other assets	12,480

Total assets acquired	2,357,130
Total liabilities assumed	(89,792)

Fair value of net assets acquired	$2,267,338

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The estimated fair value of net assets acquired, including the allocation of the fair value to identifiable assets and liabilities, was determined using Level 3 inputs in the fair value hierarchy (See Fair Value Measurements in Note 12). The estimated fair value of identifiable intangible assets, consisting of customer relationships for Summit, Englewood and Kramer, and the Summit and Englewood trade names were determined using an income approach based on excess cash flow, relief of royalty and discounted cash flow methods. The discounted cash flow valuation method requires the use of assumptions, the most significant of which include: future revenue growth, future earnings before interest, taxes, depreciation and amortization, estimated synergies to be achieved by a market participant as a result of the business combination, marginal tax rate, terminal value growth rate, weighted average cost of capital and discount rate.

The excess earnings method used to value customer relationships requires the use of assumptions the most significant of which include: the remaining useful life, expected revenue, survivor curve, earnings before interest and tax margins, marginal tax rate, contributory asset charges, discount rate and tax amortization benefit. The most significant assumptions under the relief of royalty method include: estimated remaining useful life, expected revenue, royalty rate, tax rate, discount rate and tax amortization benefit. Management, with the assistance of a third party valuation specialist, has developed these assumptions on the basis of knowledge of the business and projected financial information of Summit, Englewood and Kramer. These assumptions may vary based on future events, perceptions of different market participants and other factors outside the control of management, and such variations may be significant to estimated values.

4.	Property and Equipment

The components of property and equipment at December 31, 2012 and 2011 are as follows:

	2012	2011
Leasehold improvements	$1,692,834	$1,469,162
Machinery and equipment	4,003,548	2,424,632
Furniture and fixtures	927,334	354,462
Vehicles	776,635	549,274
Computer software and equipment	1,845,803	719,817
Construction in progress	638,321	1,130,959

	9,884,475	6,648,306
Less: Accumulated depreciation and amortization	(2,809,899)	(1,439,223)

Property and equipment, net	$7,074,576	$5,209,083

Depreciation and amortization expense was $1,377,447 and $1,500,862 for the years ended December 31, 2012 and 2011.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

5.	Intangible Assets

Intangible assets consisted of the following as of December 31, 2012:

	Cost	Accumulated Amortization	Net
Customer relationships	$79,319,088	$(10,059,300)	$69,259,788
Trade names	33,426,000	(5,598,057)	27,827,943

	$112,745,088	$(15,657,357)	$97,087,731

Intangible assets consisted of the following as of December 31, 2011:

	Cost	Accumulated Amortization	Net
Customer relationships	$78,663,000	$(3,447,000)	$75,216,000
Trade names	33,426,000	(2,077,389)	31,348,611

	$112,089,000	$(5,524,389)	$106,564,611

Amortization expense was $10,132,968 and $5,197,389 for the years ended December 31, 2012 and 2011, respectively.

The estimated future amortization of intangible assets is as follows:

2013	$10,152,430
2014	9,726,041
2015	8,155,763
2016	8,155,763
2017	8,155,763
Thereafter	52,741,971

$97,087,731

6.	Goodwill

Activity related to goodwill for the years ended December 31, 2012 and 2011 was as follows:

Balance at December 31, 2010	$16,732,183
Additions to goodwill from acquisitions during the period	26,881,697
Measurement period adjustments	1,797,936
Reductions to goodwill from the disposition of a reporting unit during the period	(1,271,171)

Balance at December 31, 2011	44,140,645
Additions to goodwill from acquisitions during the period	255,285

Balance at December 31, 2012	$44,395,930

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

There is no cumulative impairment to goodwill.

7.	Other Noncurrent Assets

Other noncurrent assets consisted of the following at December 31, 2012 and 2011:

	2012	2011
Deferred financing costs	$1,043,137	$1,043,137
Investment in American Car Care Centers	285,316	245,875
Deposits	319,695	170,180

	1,648,148	1,459,192
Less: Accumulated amortization of deferred financing costs	(356,161)	(117,451)

Total other noncurrent assets	$1,291,987	$1,341,741

Amortization of deferred financing costs was $238,710 and $117,451 for the years ended December 31, 2012 and 2011.

The estimated future amortization of deferred financing costs is as follows:

2013	$209,421
2014	180,223
2015	151,024
2016	110,937
2017	35,371

$686,976

8.	Accrued Liabilities

Accrued liabilities consisted of the following at December 31:

	2012	2011
Salaries, wages, commissions, bonuses and related payroll taxes	$4,176,527	$3,184,742
Other accrued liabilities	1,651,029	2,016,912

	$5,827,556	$5,201,654

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

9.	Debt

Debt consisted of the following at December 31:

	2012	2011
Term loan	$38,035,718	$44,464,286
Revolving loan	3,780,002	11,001,093
Subordinated loan	38,703,833	38,265,306
Seller note	10,632,877	10,332,055
Other debt	316,541	336,962

Total	91,468,971	104,399,702
Less: Original issue discount on the subordinated loan	(599,490)	(765,306)

Total	90,869,481	103,634,396
Less: Current maturities	(7,676,809)	(6,765,533)

Total long-term debt	$83,192,672	$96,868,863

Term and Revolving Debt

On November 30, 2011, the Company entered into a credit agreement (the “Agreement”) consisting of revolving and term debt with a lender group. The Agreement is collateralized by substantially all of the Company’s assets.

The revolving commitment including outstanding letters of credit is available up to the lesser of $45,000,000 or an agreed-upon percentage of the Company’s accounts receivable and inventory and has a maturity date of November 30, 2016. The Company is required to pay commitment fees up to 0.375% per annum on the unused portion of the revolving commitment.

The total term loan commitment is $45,000,000 and requires monthly principal payments of $535,714 through November 30, 2016. The remaining outstanding principal is due on November 30, 2016. The Agreement also contains provisions which, under certain circumstances, require the Company to make prepayments of the term loan commitment beginning in 2012, based on excess cash flows as defined in the Agreement.

Interest on the revolving loan and term loan is payable monthly based on 30 day LIBOR plus a margin that fluctuates between 2.25% and 3.50% based on the Company’s leverage ratio, as defined in the Agreement. At December 31, 2012, the margin was 2.75% with a total rate of 2.96%. At December 31, 2011, the margin was 2.75% with a total rate of 3.05%.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

Subordinated Loan

On November 30, 2011, the Company entered into a subordinated credit agreement (the “Subordinated Loan”) with a lender. The Subordinated Loan consists of term debt which is due in full on November 30, 2017. This term debt was issued at an original issue discount of $765,306. The Company amortizes the original issue discount over the life of the loan commitment using the effective interest method. The Subordinated Loan also contains provisions which, under certain circumstances, require the Company to make prepayments of the loan commitment beginning in 2013, based on excess cash flows as defined in the Subordinated Loan. The Subordinated Loan is unsecured and bears interest at 13.5%, of which at least 12% shall be payable in cash quarterly, through maturity. The remaining 1.5% may be paid in kind and added to the principal balance, at the Company’s option. The Subordinated Loan allows for optional prepayments at redemption prices ranging from 100% to 103%, based on the date of the redemption.

The Subordinated Loan also allowed for a delayed draw term commitment of up to $28,061,224. The Company did not make any borrowings under the delayed draw term commitment which expired on November 30, 2012.

The Agreement and the Subordinated Loan contain certain restrictive financial covenants, which specify minimum net worth requirements, maximum liabilities to earnings before income taxes, interest, depreciation and amortization (“EBITDA”) ratio and a minimum ratio of EBITDA to debt service cost, among others. The Company is also required to meet certain non-financial covenants, which include restrictions on indebtedness, liens and dividends.

Seller Note

The Company has a credit agreement with a former shareholder of the predecessor Company (the “Seller Note”) that matures on May 31, 2018. No principal payments are required to be made until the maturity date. The Seller Note bears interest at an annual rate of 13%, of which at least 10% is payable in cash on a quarterly basis, through maturity. The remaining 3% is considered paid-in-kind interest and is added to the principal balance. The seller note is subordinate to the Company’s other financing arrangements.

Aggregate annual maturities of long-term debt are as follows:

2013	$7,676,809
2014	6,428,568
2015	6,428,568
2016	21,598,316
2017	38,703,833
Thereafter	10,632,877

$91,468,971

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

10.	Commitments and Contingencies

Leases

The Company leases certain warehouse facilities, office facilities and vehicles under operating leases expiring at various dates through November 2020. The leases require the Company to pay taxes, maintenance, insurance and certain other operating expenses applicable to the leased facilities. The terms of certain warehouse and office facility leases call for minimum rents to increase each year. Accordingly, the Company has accounted for the rent expense under the straight-line method.

At December 31, 2012, future minimum lease payments under operating leases are as follows:

	Related Parties	Third Parties	Total
2013	$2,234,788	$7,907,068	$10,141,856
2014	2,113,788	6,624,546	8,738,334
2015	2,002,124	5,540,082	7,542,206
2016	773,820	3,699,037	4,472,857
2017	773,820	5,260,608	6,034,428
Thereafter	2,256,975	12,761,306	15,018,281

	$10,155,315	$41,792,647	$51,947,962

Total rent expense charged to operations, including $2,245,788 and $1,416,984 to related parties, was $9,857,191 and $5,389,072 for the years ended December 31, 2012 and 2011, respectively.

Legal

Contingent liabilities arise in the ordinary course of the Company’s activities. Various legal actions, proceedings and claims may be instituted or asserted in the future against the Company. Litigation is subject to many uncertainties and it is possible that some of the legal proceedings and claims could be decided unfavorably to the Company. Based on information presently known, management does not believe any claims will have a material impact on the Company’s financial position or results of operation.

11.	Derivative Instruments

The Company has two separate interest rate swap agreements with a lender for the purpose of reducing certain exposures to interest rate fluctuations on the variable rate term debt. The notional amount of each of the swaps is $25,000,000. In accordance with the swap agreements, the Company pays a fixed rate of interest of 2.10% and 2.12% plus the applicable spread, and receives a floating rate of the lenders’ LIBOR rate plus the applicable spread. One of the swap agreements expires in November 2015 and the other swap agreement expires in January 2016.

At December 31, 2012 and 2011, the fair value of the interest rate swaps was ($1,341,780) and ($1,566,305). The resulting loss in their fair value from December 31, 2010 was included as an increase in interest expense, net and was $(224,525) and $825,076 for the years ended December 31, 2012 and 2011, respectively.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

12.	Fair Value Measurements

The Company measures or monitors certain assets and liabilities on a fair value basis. Fair value is used on a recurring basis for assets and liabilities in which fair value is the primary basis of accounting, mainly derivative instruments. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principle or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability. The Company applies the fair value hierarchy, and when possible looks to active and observable markets to price identical assets and liabilities. If identical assets and liabilities are not traded in active markets, the Company looks to market observable data for similar assets and liabilities. The fair value hierarchy prioritizes the inputs used in measuring fair value into three broad levels as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs, other than quoted prices in active markets, that are observable either directly or indirectly.

Level 3	Unobservable inputs based on the Company’s own assumptions.

The following table summarizes the estimated fair value of the Company’s financial instruments as of December 31, 2012:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative instruments	$—	$1,341,780	$—	$1,341,780
Long-term debt	—	—	90,869,481	90,869,481

The following table summarizes the estimated fair value of the Company’s financial instruments as of December 31, 2011:

	Level 1	Level 2	Level 3	Total
Liabilities
Derivative instruments	$—	$1,566,305	$—	$1,566,305
Long-term debt	—	—	103,634,396	103,634,396

The fair value of the Company’s interest rate swaps are estimated using discounted cash flows that use market observable inputs of forward interest rate yield curves and a Company-specific risk adjusted discount rate. The fair value of long-term debt reflects the present value of future cash outflows relating to the obligation based on estimated credit market interest premiums and expected future interest rates.

The carrying amounts reported on the consolidated balance sheet for cash, accounts receivable, other receivables, accounts payable and other current liabilities approximate their fair value due to the short maturity of those instruments.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

13.	Stockholders’ Equity

On November 23, 2010, the Company issued 56,179 shares of common stock under the terms of the Stockholders Agreement. A total of 85,000 shares were originally authorized at November 23, 2010. On November 30, 2011, an additional 23,716 shares were issued in conjunction with the stock acquisition of Englewood. The total number of authorized shares was increased to 150,000 shares. Common shares are entitled to one vote per share and are entitled to vote on all matters upon which stockholders have the right to vote under law or the Company’s Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) which was amended on November 30, 2011.

Three stockholders have the right to require the Company to purchase up to half of their respective common shares at a future date (the “Put Options”). The Put Options are exercisable for a 90 day window beginning on November 23, 2015 and November 23, 2018 for one of the stockholders, November 30, 2016 and November 30, 2019 for the second stockholder, and March 5, 2017 and March 5, 2020 for the third stockholder. If the Put Options are exercised, the Company would purchase the put common shares at a price equal to the fair market value of the shares at the put option exercise date. The Company has elected to treat the underlying common shares subject to the Put Options as part of stockholders’ equity on the consolidated balance sheet.

The Stockholders Agreement also provides for annual tax distributions on the taxable income allocated to each stockholder.

The Company is authorized to issue 15,000 non-voting shares, none of which are outstanding at December 31, 2012 or 2011.

14.	Stock Based Compensation

In November 2010, the Board of Directors approved the TTT Holdings Equity Incentive Plan (“Equity Incentive Plan”). In November 2011, the Board of Directors increased the number of nonvoting common shares authorized for issuance under the Equity Incentive Plan to 8,000. As of December 31, 2012, the Equity Incentive Plan had 1,647 nonvoting common shares available for granting in the form of stock options. The Equity Incentive Plan permits the grant of a variety of stock and stock-based awards, including restricted stock or stock options, as determined by the Company’s Board of Directors. To date, the Company has stock options which expire no later than ten years from the date of grant and will become exercisable as directed by the Board of Directors. The time vesting stock options generally vest in equal annual installments over a three-year period, while the performance based stock options vest in tranches based on the Company meeting annual earnings targets and also contain a service requirement.

Stock-based compensation expense was $418,006 and $703,712 during the years ended December 31, 2012 and 2011, respectively, which was recorded in operating expenses in the statement of operations. Of the total stock-based compensation expense recognized, $0 and $327,950 related to performance-based options during the years ending December 31, 2012 and 2011, respectively. Stock-based compensation expense is based on the grant-date fair value. The fair value of stock option grants is estimated using the Black-Scholes option pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs. Expected volatility was calculated based on the historical volatility of comparable public companies for a period equal to the expected term. The risk-free interest rate is based on U.S. Treasury interest rates with a remaining term which approximates the expected life of the options assumed at the date of grant.

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

The weighted average assumptions used in the Black-Scholes option pricing model for options granted during 2012 are as follows:

Expected volatility	46.22%
Expected term (years)	6.36
Risk free interest rate	1.80%
Expected dividend yield	0.00%

The weighted average grant date fair value of options is as follows:

	Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	4,352	$452
Granted	401	652
Vested	1,451	452
Forfeited	—	—

Nonvested at December 31, 2011	3,302	473
Granted	1,600	486
Vested	792	457
Forfeited	792	467

Nonvested at December 31, 2012	3,318	$482

A summary of option activity as of December 31, 2012 and changes during the period is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)
Outstanding at December 31, 2010	4,352	$1,000
Granted	401	$1,370
Exercised	—
Cancelled/Expired	—

Outstanding at December 31, 2011	4,753	$1,031	9.00
Granted	1,600	$2,000
Exercised	—
Cancelled/Expired	—

Outstanding at December 31, 2012	6,353	$1,275	8.31

Vested and unvested expected to vest at December 31, 2012	5,561	$1,310	8.36
Exercisable at December 31, 2012	2,243	$1,011	7.94

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

There was $1,599,276 and $1,515,325 of total unrecognized compensation cost related to unvested stock options granted at December 31, 2012 and 2011, respectively. The cost is expected to be recognized through 2016.

15.	Employee Benefit Plan

The Company maintains a 401(k) savings plan covering substantially all full-time employees. The Company matches 25% of each participating employee’s elective deferral amount. The Company’s expense related to this matching contribution totaled approximately $247,229 and $140,873 for the years ended December 31, 2012 and 2011, respectively. In addition, the Company has the option of making an annual discretionary profit-sharing contribution. No profit-sharing contribution was declared for the year ended December 31, 2012.

16.	Discontinued Operations

On October 9, 2011, the Company sold the retail division to a strategic buyer for approximately $4,900,000, less certain selling costs, in an asset acquisition agreement. The results of operations of the retail division have been presented as discontinued operations.

The major classes of assets and liabilities disposed of are as follows:

Inventories	$785,066
Property and equipment, net	894,780
Goodwill	1,271,171
Accrued liabilities	62,152

$3,013,169

The following is a summary of the operating results for the retail reporting unit for the year ended December 31, 2011:

Net sales	$6,537,359
Cost of good sold	(3,594,830)
Operating expenses	(2,871,103)
Gain on sale of division	1,827,692

Income from discontinued operations	$1,899,118

TTT Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012 and 2011

17.	Related Party Transactions

In accordance with a management services agreement dated November 23, 2010, the Company pays $600,000 annually to Robert D. Walter Company, an affiliate of the Company, for corporate support functions. Management fee expense totaled $600,000 for the years ended December 31, 2012 and 2011, and is included in operating expenses in the consolidated statement of operations. There were no outstanding accounts payable at December 31, 2012 and 2011.

The Company has various building leases with two separate related parties. The terms of these lease agreement range from four to ten years from the rent commencement dates with varying renewal options.

Prior to their respective acquisitions, TTT, Englewood and Summit periodically made sales to one another. Total pre-acquisition sales between these companies totaled $972,268 for the year ended December 31, 2011.

18.	Subsequent Events

In March 2013, the Company amended the term and revolving debt credit agreement and the subordinated loan credit agreement. These amendments modify the minimum net worth requirements, maximum liabilities to EBITDA ratio and the minimum ratio of EBITDA to debt service cost covenants and are now less restrictive.

The Company has considered subsequent events through April 30, 2013, the date on which the consolidated financial statements were available to be issued.